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                     September 5, 2023

       Jaymes Winters
       Chief Executive Officer
       Nubia Brand International Corp.
       13355 Noel Rd, Suite 1100
       Dallas, TX 75240

                                                        Re: Nubia Brand
International Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 28,
2023
                                                            File No. 001-41323

       Dear Jaymes Winters:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Alex Weniger-Araujo